Exhibit 10.2

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of October 8, 2017 (the “Amendment Effective Date”), by and between Joseph Gardner (“Executive”) and Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”, and together with Executive, each, a “Party”, and collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement dated March 15, 2017 (the “Employment Agreement”) which replaced a prior executive employment agreement between the Parties, dated September 16, 2013 (the “Prior Employment Agreement”) except that the provisions of Section 6 of the Prior Employment Agreement (the “Restrictive Covenants”) were not replaced but, rather, were specifically preserved and reaffirmed as material terms of the Employment Agreement; and

WHEREAS, the Executive and the Company desire to amend certain provisions of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.    Section 1(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Position and Duties. Commencing on the Amendment Effective Date, the Executive shall serve as the President and Founder of the Company, and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive hereby resigns as the Chief Executive Officer of the Company and subject to Section 3(e) below, commits to stay with the Company until July 1, 2018 under the terms and conditions set forth in the Employment Agreement. The Executive shall devote substantially all of his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.”

2.    Section 2(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Base Salary. Commencing on the Amendment Effective Date, the Executive’s annual base salary shall be $410,000. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.”

3.    Section 2(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Commencing on the Amendment Effective Date, the Executive’s target annual incentive compensation shall be fifty percent (50%) of his Base Salary (the “Target Annual Incentive Compensation”). Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.”

4.    Section 3(c)(iii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of objectively demonstrable non-performance from the Board;”

5.    If the Executive (1) is an employee of the Company through July 1, 2018 or (2) if prior to July 1, 2018, the Executive’s employment is terminated by the Company for reasons other than Cause, then: (i) in Section 4(b)(i) of the Employment Agreement, “nine (9) months’” will become “twelve (12) months’”; (ii) in Section 4(b)(iii) of the Employment Agreement, “six” will become “twelve”; and (iii) Section 4(b)(iv) is deleted in its entirety and replaced with the following:

“the amounts payable under Section 4(b)(i) and (ii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination; provided, however, that with respect to the Severance Amount, if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period, provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if the Date of Termination occurs on or after July 1, 2018, the Severance Amount shall be paid as a lump sum payment within sixty (60) days of the Date of Termination.”

6.    Subject to the approval of the Board or the Compensation Committee, at the next regularly scheduled Board meeting, the Company shall grant the Executive an option to purchase 135,000 shares of common stock of the Company (the “Option Grant”). The exercise price of the

Option Grant will be equal to at least the fair market value of the common stock of the Company on the date of grant, and the Option Grant will be subject to the terms and conditions of such stock option agreement and the Company’s 2017 Stock Option and Incentive Plan. The Option Grant shall vest in full on July 1, 2018 (and not before), provided that (i) as of July 1, 2018, the Executive is as an employee of the Company, (ii) if prior to July 1, 2018 the Executive’s employment is terminated by the Company for reasons other than Cause, then the Option Grant shall vest in full on the Date of Termination, and (iii) no acceleration of the Option Grant by operation of the Employment Agreement will occur (including pursuant to Section 4 or 5 of the Employment Agreement) with respect to the Option Grant. For the avoidance of doubt, any existing restricted stock or options to purchase shares of the common stock of the Company held by Executive will continue to vest during the Executive’s Service Relationship as set forth in their respective equity award agreements and applicable stock option plan, and subject to any acceleration provided by the Employment Agreement except as specifically modified by this Amendment.

7.    The Executive shall continue to serve as a member of the Board, subject to the provisions of applicable law, the Company’s certificate of incorporation, as amended, the Company’s amended and restated bylaws, and this Section 7. It is understood and agreed that the Executive shall cease serving as a member of the Board on the earlier of: (i) the Executive’s death, (ii) the removal of the Executive by the Company’s stockholders, (iii) the ending of Executive’s employment with the Company for any reason, (iv) the Executive’s voluntary refusal to stand for reelection as a director, and (v) December 31, 2018 (in any event the “Board Resignation Date”). Executive agrees such resignation on the Board Resignation Date shall be automatic and without any further action on his part, and Executive hereby agrees to execute any additional documentation with respect thereto reasonably requested by the Company.

8.    Subject to this Amendment, the terms and conditions of Sections 3, 4 and 5 of the Employment Agreement shall continue to be full effect, provided: (i) the Company acknowledges that Executive’s transition from Chief Executive Officer and President to President and Founder is a Good Reason condition for purposes of Section 3(e) of the Employment Agreement; (ii) the Company waives the notice and cure requirements pursuant to 3(e)(ii) and (iii) of the Employment Agreement with respect to such transition; and (iii) the Parties agree that 3(e)(v) of the Employment Agreement is deleted in its entirety and replaced with the following: “the Executive terminates his employment within 730 days of the Amendment Effective Date, and after such 730th day, the Executive terminates his employment within sixty (60) days after the end of the Cure Period with respect to a Good Reason condition that has occurred from and after the day that is 671 days after the Amendment Effective Date.”

9.    Except to the extent expressly modified or amended by this Amendment, all terms and provisions of the Employment Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms. For purposes of clarity, this Amendment is not intended to, and does not, supersede or negate or otherwise affect the Company’s rights under the any pre-existing proprietary inventions assignment agreement or non-competition agreement that Executive had entered into prior to the Amendment Effective Date including the Restrictive Covenants which Executive hereby reaffirms as material terms of this Amendment. Neither Party has made any representation to the other regarding any of the subject matters hereof except as expressly set forth in this Amendment.

10.    Any required notices, meetings or consents that are necessary to make an amendment to the Employment Agreement are hereby waived or satisfied.

11.    This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

COMPANY:

AERPIO PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Muneer Satter
Name:	Muneer Satter
Title:	Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ Joseph H. Gardner
Name:	Joseph H. Gardner

Signature Page to Amendment No. 1 to Employment Agreement